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# TERRITORY OF THE BRITISH VIRGIN ISLANDS
# BVI BUSINESS COMPANIES ACT, 2004

## CERTIFICATE OF CHANGE OF NAME
**(Section 21)**

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

Yun Han International Limited
云涵国际有限公司
BVI COMPANY NUMBER **1935227**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 20th day of January, 2017 has changed its name to

Golden Metropolis International Limited
金城国际有限公司

this 6th day of October, 2017.

*for* **REGISTRAR OF CORPORATE AFFAIRS**
6th day of October, 2017